Exhibit 99.1

For Immediate Release

Starz Chairman and CEO Robert B. Clasen Announces Plan to Retire

For Release at 1:30 p.m. MDT, 3:30 p.m. EDT

Englewood, Colo. - Aug. 19, 2009 — Starz, LLC, today announced that Robert B. Clasen, chairman and CEO of Starz, LLC, plans to retire around year-end.  “During his 40-year career in the industry, Bob has demonstrated his vision and management skills in every phase of the business,” said John Malone, chairman of Liberty Media.  “He has been a valuable member of our top management team and I thank Bob for his leadership and contributions.”

“Bob has been critical in the transformation and success of Starz,” said Greg Maffei, president and CEO of Liberty Media.  “During his tenure, Starz grew subscribers, doubled cash flow, expanded original programming and added new services.  Bob has been a great asset to Starz and we are pleased he will remain with us for the coming months to assist with the transition.”

“No job has provided a greater measure of excitement and satisfaction than my tenure with Starz,” Clasen said.  “It has been a privilege to be a part of such a talented group of people and I am extremely proud of the performance and financial results we have achieved.  Our experienced management, creative team, and overall employee base have created the exceptional businesses that bring Starz programming to millions of viewers worldwide.  Our management team has never been stronger, and Starz is well-positioned for success in the years ahead.  I will always be grateful to John, Greg, and Starz founder John Sie for giving me this incredible opportunity.”

Clasen joined Starz Entertainment in 2003, and assumed the position of CEO of Starz, LLC, after Liberty Media Corp. acquired the entertainment assets of IDT Corp. in 2006, creating Starz Media.  Under his leadership, Starz and Encore subscriber levels grew by 20 percent and cash flow more than doubled.  Starz became a leader in new products such as on demand, HD and Internet delivery of movies.  Clasen launched a new movie studio, Overture Films, put the home video, syndication, and animation businesses on a sound financial footing and led the development of original programming for the channels, including the acclaimed and anticipated new series “Spartacus: Blood and Sand” that will premiere in January, 2010.

Liberty Media will conduct a search for a new CEO and Clasen will remain with Starz until the search is completed.

Starz, LLC, is a controlled subsidiary that operates Starz Media and Starz Entertainment (www.starz.com). Starz Media and Starz Entertainment are attributed respectively to Liberty Capital Group (NASDAQ: LCAPA) and Liberty Entertainment Group (NASDAQ: LMDIA), tracking stock groups of Liberty Media Corporation.

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Contacts:

Courtnee Ulrich	Tom Southwick
Liberty Media	Starz Entertainment
(720) 875-5420	(720) 852-5821
courtnee@libertymedia.com	tom.southwick@starz.com

Heather Oshiro
Liberty Media
(720) 875-5433
heather@libertymedia.com